TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-3606 Bill Pitts – 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362

Textron Reports 32 Percent Increase in Fourth Quarter
Earnings Per Share on 18 Percent Revenue Growth

 Reports EPS from Continuing Operations of $1.02 compared to $0.77 a Year Ago

Books 164 New Business Jet Orders During Fourth Quarter;
Sets New Record with 773 Jet Orders in 2007

Announces Approval of Large Cabin Citation Jet

Expects 2008 EPS from Continuing Operations Range of $3.75 to $3.95;
Up from $3.59 in 2007

Providence, Rhode Island – January 24, 2008– Textron Inc. (NYSE: TXT) today reported strong fourth quarter results with a 32% increase in earnings per share from continuing operations on an 18% revenue increase. Cash flow provided by continuing operations for the full-year was $1.2 billion, resulting in free cash flow of $796 million.  The company generated a 24.8% return on invested capital for 2007, up 800 basis points from last year.

“Our fourth quarter culminates a year of powerful performance at Textron on many fronts. The positive impact of our ongoing journey to become the premier multi-industry company is apparent in our top-line growth and our ability to convert that growth into profits and premium shareholder returns,” said Textron Chairman, President and CEO Lewis B. Campbell.

Fourth quarter 2007 income from continuing operations was $1.02 per share, compared to $0.77 in the fourth quarter of 2006. Including discontinued operations, fourth quarter 2007 net income was $1.00 per share compared to $0.76 a year ago. Fourth quarter 2007 revenue was $3.8 billion, compared to $3.2 billion last year.

Full-year 2007 income from continuing operations was $3.59 per share, compared to $2.71 a year ago. Including discontinued operations, 2007 full-year net income was $3.60 per share, compared to $2.31 last year.

Combined backlog at Bell Helicopter, Textron Systems and Cessna at December 29, 2007 stood at $18.8 billion, up from $12.9 billion at December 30, 2006.

Separately, Textron announced that its Board of Directors has approved the large cabin, intercontinental Citation jet program. Campbell remarked, “The development of this product is an important strategic step in the long-term positioning of Cessna’s product line in the global marketplace and we have the utmost confidence in Cessna’s ability to meet customer needs with this new jet.” The company will begin development in earnest, in 2008. Further program details will be discussed at a Cessna news conference on February 6, 2008.

2008 Outlook

Textron expects 2008 revenues to be about $15 billion, up 13%, and earnings per share to be between $3.75 and $3.95.  First quarter earnings per share are forecasted to be between $0.75 and $0.85 per share. Textron’s outlook fully includes the 2008 development costs for the large cabin Citation program.

The company expects 2008 free cash flow in the range of $700 - $750 million, reflecting expected capital expenditures of about $550 million.

Campbell commented, “While we expect softening and maybe even a temporary downturn in the U.S. economy in 2008, we believe we are particularly well positioned given our strong aircraft and military backlogs and history of prudent underwriting at Textron Financial. Even with the softer U.S. economy, we expect another banner year of business jet orders exceeding current year deliveries. Given that our jet backlog already extends well into 2009, this bodes well for continued, uninterrupted growth well into the next decade at Textron.”

Fourth Quarter Segment Results
Bell

Bell segment revenues increased $120 million for the fourth quarter while segment profit increased $36 million.

Segment profit in the quarter was affected by the following three items: $30 million in charges for the H-1 program, $16 million of costs for product rationalization in our commercial business and a $27 million profit benefit related to a reduction in the Armed Reconnaissance Helicopter (ARH) program reserve and recovery of previously unreimbursed development costs.

Compared with the corresponding period in 2006, fourth quarter 2007 U.S. Government revenues increased $81 million, due to the addition of acquisition revenues and higher volumes. The volume increase reflects higher H-1 and Sensor Fused Weapon volumes, partially offset by lower Armored Security Vehicle, helicopter aftermarket and V-22 volumes.

Profit in our U.S. Government business increased $41 million, due to favorable cost performance, partially offset by inflation. The favorable cost performance primarily reflects lower H-1 charges and the ARH benefit. The favorable performance was partially offset by last year’s reimbursement of costs related to Hurricane Katrina.

In the fourth quarter of 2007, commercial revenues increased $39 million while profit decreased $5 million.  Commercial revenues increased due to higher pricing and the benefit from acquisitions, partially offset by lower volume.

Commercial profit decreased primarily due to product rationalization costs, inflation, higher engineering, research and development expense and lower volume, partially offset by higher pricing.

Bell Helicopter year-end backlog was $3.8 billion, up 23% from $3.1 billion at year-end 2006. Textron Systems year-end backlog was $2.4 billion, compared to $1.3 billion at year-end 2006, reflecting the acquisition of AAI and growth in orders.

Cessna

Cessna revenues and segment profit increased $329 million and $75 million, respectively, in the fourth quarter of 2007.  Revenues increased due to higher volumes and higher pricing.  Segment profit increased due to the higher pricing, the impact of higher volume and favorable warranty performance, partially offset by inflation and increased product development expense.

Cessna backlog at year-end was $12.6 billion, up 48% from $8.5 billion at year-end 2006.

Industrial

Industrial revenues and segment profit increased $113 million and $21 million, respectively, in the fourth quarter of 2007.  Revenues increased due to favorable foreign exchange, higher volume and higher pricing. Segment profit increased as a result of improved cost performance, higher pricing and the impact of higher volume and mix, partially offset by inflation.

Finance

Finance segment revenues for the fourth quarter of 2007 were flat with last year’s fourth quarter, reflecting an increase in securitization and other fee income, offset by a reduction in finance charges, due to the lower interest rate environment.

Segment profit was lower by $4 million due to an increase in provision for losses and a decrease in net interest margin.  The decrease in net interest margin is attributable to an increase in borrowing spreads, partially offset by the increase in securitization and other fee income.

Portfolio quality continues to be strong with a 60-day delinquency rate of 0.43%, non-performing assets of 1.34% and net charge-offs of 0.45%.

Conference Call Information

Textron will host a conference call today, January 24, 2008, at 9:00 a.m. Eastern time to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (877) 209-9920 in the U.S. or (612) 288-0329 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, January 24, 2008 by dialing (320) 365-3844; Access Code: 841349.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is a $13 billion multi-industry company operating in 34 countries with approximately 44,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact  demand  for our products, interest rates and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron’s customers or suppliers; [c] performance issues with key suppliers, subcontractors and business partners; [d] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [e] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [f] changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; [g] changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations and government policies on the export and import of military and commercial products; [h] legislative or regulatory actions impacting defense operations; [i] the ability to control costs and successful implementation of various cost reduction programs; [j] the timing of new product launches and certifications of new aircraft products; [k] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [l] changes in aircraft delivery schedules or cancellation of orders; [m] the impact of changes in tax legislation; [n] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [o] Textron’s ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [p] Textron's ability to realize full value of receivables; [q] the availability and cost of insurance; [r] increases in pension expenses and other post-retirement employee costs; [s] Textron Financial’s ability to maintain portfolio credit quality; [t] Textron Financial’s access to debt financing at competitive rates; [u] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [v] risks and uncertainties related to acquisitions and dispositions; [w] the efficacy of research and development investments to develop new products; [x] the launching of significant new products or programs which could result in unanticipated expenses; [y] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron’s supply chain or difficulty in collecting amounts owed by such customers; and  [z] difficulties or unanticipated expenses in connection with the consummation or integration of acquisitions, potential difficulties in employee retention following acquisitions and risks that acquisitions do not perform as planned or disrupt our current plans and operations or that anticipated synergies and opportunities will not be realized.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form10-Q.

TEXTRON INC.
Revenues and Income by Business Segment
Three and Twelve Months Ended December 29, 2007 and December 30, 2006
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
REVENUES
MANUFACTURING:
Bell	$1,085	$965	$3,915	$3,408
Cessna	1,561	1,232	5,000	4,156
Industrial	905	792	3,435	3,128
	3,551	2,989	12,350	10,692
FINANCE	212	212	875	798
Total revenues	$3,763	$3,201	$13,225	$11,490

PROFIT
MANUFACTURING:
Bell	$84	$48	$335	$249
Cessna	288	213	865	645
Industrial	53	32	218	163
	425	293	1,418	1,057
FINANCE	48	52	222	210
Segment profit	473	345	1,640	1,267
Corporate expenses and other, net	(86)	(60)	(253)	(202)
Interest expense, net	(21)	(20)	(87)	(90)
Income from continuing operations
before income taxes	366	265	1,300	975
Income taxes	(106)	(69)	(385)	(269)
Income from continuing operations	260	196	915	706
Discontinued operations, net of income taxes (a)	(4)	(1)	2	(105)
Net income	$256	$195	$917	$601
Diluted earnings per share: (b)
Continuing operations	$1.02	$0.77	$3.59	$2.71
Discontinued operations (a)	(0.02)	(0.01)	0.01	(0.40)
Diluted earnings per share	$1.00	$0.76	$3.60	$2.31
Average diluted shares outstanding (b)	255,294,000	256,047,000	254,826,000	260,444,000

(a)
The 2007 income from discontinued operations is primarily related to income taxes.  The 2006 loss from discontinued operations is primarily due to an after-tax impairment charge of $120 million in the Fastening Systems business.

(b)	Earnings per share and average diluted shares outstanding for 2006 have been restated to reflect a two-for-one stock split in 2007.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	December 29, 2007	December 30, 2006
Assets
Cash and cash equivalents	$471	$733
Accounts receivable, net	1,083	964
Inventories	2,724	2,069
Other current assets	568	521
Net property, plant and equipment	1,999	1,773
Other assets	3,728	2,490
Textron Finance assets	9,383	9,000
Total Assets	$19,956	$17,550

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$355	$80
Other current liabilities	3,767	2,914
Other liabilities	2,289	2,329
Long-term debt	1,793	1,720
Textron Finance liabilities	8,245	7,858
Total Liabilities	16,449	14,901

Total Shareholders’ Equity	3,507	2,649
Total Liabilities and Shareholders’ Equity	$19,956	$17,550

TEXTRON INC.
Calculation of Free Cash Flow
Q4 2007
(Dollars in millions)

	Fourth Quarter		Year-to-Date
	2007	2006	2007	2006
Net cash provided by operating activities of continuing operations	$532	$483	$1,186	$1,119
Less: capital expenditures	(168)	(203)	(391)	(419)
Plus: proceeds on sale of property, plant and equipment	-	3	23	7
Less: capital expenditures financed through capital leases	-	(2)	(22)	(16)
Free cash flow	$364	$281	$796	$691

Total Textron
Return on Invested Capital

ROIC Income	2007
Income from continuing operations	915
Interest expense for Manufacturing group	56
Operating income from 2007 acquisitions	(2)
ROIC Income	969

Invested Capital at end of year
Total Shareholders’ equity	3,507
Total Manufacturing group debt	2,148
Cash and cash equivalents for Manufacturing group	(471)
Net cash used in 2007 by Manufacturing group for acquisitions	(1,092)
Invested Capital at end of year, as adjusted	4,092
Invested Capital at beginning of year	3,716
Average Invested Capital	3,904
Return on Invested Capital	24.8%